Exhibit 99.1

Altavista, VA October 27, 2009 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of First National Bank (quarterly consolidated results unaudited) reported today net income after taxes of $237,000 or $0.16 per basic and diluted share for the quarter ended September 30, 2009, and $273,000 or $0.18 per basic and diluted share for the nine months ended September 30, 2009 compared to net income after taxes of $462,000 or $0.31 per basic and diluted share and $1,507,000 or $1.01 per basic and diluted share, respectively, for the same periods of 2008.

“Despite a challenging economic environment, we continue to be encouraged by another positive quarter,” stated Bryan Lemley, Chief Financial Officer for both the Company and First National Bank.

Net interest income was $7,356,000 for the nine months ended September 30, 2009 compared to $7,709,000 for the nine months ended September 30, 2008. Net interest income was $2,539,000 for the three months ended September 30, 2009 compared to $2,645,000 for the three months ended September 30, 2008. The net interest margin decreased to 3.21% for the nine months ended September 30, 2009, from 3.71% for the nine months ended September 30, 2008, although the net interest margin increased in the third quarter of 2009 to 3.29% as compared to 3.21% in the second quarter of 2009.

Interest income from loans, securities and federal funds sold decreased 6.65% and 8.53% for the nine and three months ended September 30, 2009, respectively, compared to the same periods of 2008 as net loans decreased by $10,089,000 since September 30, 2008 while the yield on interest-earning assets decreased by 80 basis points in the same time period. The decrease in yield on interest earning assets is due mainly to the lower interest rate environment resulting in lower yields in both our loan and investment portfolios. Reduced loan demand has caused an increase in cash balances which in the current rate environment are earning substantially lower levels of interest compared to the prior year.

Interest and fees from loans was $12,512,000 for the nine-month period ended September 30, 2009, down from $13,188,000 for the same period in 2008. Interest and fees from loans was $4,185,000 for the three-month period ended September 30, 2009, down from $4,542,000 for the same period in 2008. Interest from securities and federal funds sold was $493,000 for the nine months ended September 30, 2009, down from $744,000 for the nine months ended September 30, 2008. Interest from securities and federal funds sold was $175,000 for the three months ended September 30, 2009, down from $225,000 for the three months ended September 30, 2008. The decrease in interest from securities and federal funds sold from the nine-month and three-month periods in 2008 were mainly due to the decrease in the rate paid on federal funds sold.

Interest expense decreased 9.22% for the nine months ended September 30, 2009 and decreased 14.18% for the three months ended September 30, 2009, compared to the same periods of 2008. Deposits have increased by $16,771,000 in the past twelve months; however, the cost to fund earning assets has fallen by 59 basis points in the same time period. The decrease in the cost to fund earning assets is due mainly to the lower interest rate environment and repricing of certificates of deposit in the past year.

Interest expense was $5,649,000 for the nine months ended September 30, 2009, down from $6,223,000 for the nine months ended September 30, 2008. Interest expense was $1,821,000 for the three months ended September 30, 2009, down from $2,122,000 for the three months ended September 30, 2008.

Provision for loan losses expense decreased $60,000 in the third quarter of 2009 compared to the same period in 2008. Provision for loan losses expense increased $486,000 in the first nine months of 2009 compared with the first nine months of 2008.

“We continue to experience some challenges in asset quality although nonperforming loans and other real estate owned decreased during the third quarter. We may see additional collection issues in our loan portfolio during the remainder of the year due to the recession; however, our balance sheet and capital levels remain strong,” stated Lemley.

Noninterest income increased $177,000 or 8.07% for the nine months ended September 30, 2009 compared to the same period of 2008. Noninterest income increased $113,000 or 14.99% for the three months ended September 30, 2009 compared to the same period of 2008. The increases from the nine-month and three-month periods in 2008 were due mainly to 133.85% and 69.39% increases, respectively, in fees on sales of mortgage loans between 2009 and 2008.

Noninterest expense increased $1,207,000 or 16.89% for the nine months ended September 30, 2009 compared to the same period of 2008. Noninterest expense increased $406,000 or 16.41% for the three months ended September 30, 2009 compared to the same period of 2008. The increase in noninterest expense for the nine and three-month periods is attributed primarily to personnel expenses, an increase in expenses associated with our new Rustburg branch and a significant increase in FDIC premiums and a special FDIC assessment. The special assessment expensed in the second quarter of 2009 was charged to all FDIC member banks by the FDIC in the amount of 5 basis points of total assets minus Tier 1 capital calculated as of June 30, 2009. The special assessment was imposed to replenish the FDIC Deposit Insurance Fund.

Total assets at September 30, 2009 were $325,758,000, up 1.41% from $321,243,000 at December 31, 2008. The principal components of the Company’s assets at the end of the period were $268,397,000 in net loans, $23,812,000 in cash and cash equivalents and $21,002,000 in securities. During the nine-month period ended September 30, 2009, net loans decreased 3.87% or $10,802,000 from $279,199,000 at December 31, 2008. Also during the nine-month period, securities increased 50.76% or $7,071,000 from December 31, 2008.

Total liabilities at September 30, 2009 were $300,612,000, up 1.45% from $296,324,000 at December 31, 2008, as a result of an increase in savings and NOW accounts of $10,776,000 or 12.27%, partially offset by a decrease in time deposits of $1,416,000 or 0.82% and a decrease in demand deposits of $1,170,000 or 4.22% from December 31, 2008.

Total stockholders’ equity at September 30, 2009 was $25,146,000 including $21,227,000 in retained earnings and $1,323,000 of accumulated other comprehensive losses net of the related deferred tax asset, which represents net unrealized losses on available-for-sale securities and the funded status of the Company’s defined benefit postretirement plan. At December 31, 2008, total stockholders’ equity was $24,919,000.

The allowance for loan losses was $3,793,000 as of September 30, 2009, representing approximately 1.39% of total loans outstanding.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, three branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. The Company’s newest branch opened February 12, 2009 in the Town of Rustburg. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties All statements contained herein that are not historical facts, such as statements regarding the Company’s future plans and performance, are forward-looking and are based on current assumptions and analysis by the Company. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Dollar Amounts in thousands)

Income Statement Highlights
	3 Months Ended 9/30/2009 (Unaudited)	3 Months Ended 6/30/2009 (Unaudited)	3 Months Ended 9/30/2008 (Unaudited)
Interest Income	$4,360	$4,320	$4,767

Interest Expense	1,821	1,871	2,122

Net Interest Income	2,539	2,449	2,645

Provision for Loan Losses	188	67	248

Noninterest Income	867	810	754

Noninterest Expense	2,880	2,825	2,474

Net Income	237	255	462

Income Statement Highlights
	9 Months Ended 9/30/2009 (Unaudited)	Year Ended 12/31/2008 (Audited)	9 Months Ended 9/30/2008 (Unaudited)
Interest Income	$13,005	$18,555	$13,932

Interest Expense	5,649	8,346	6,223

Net Interest Income	7,356	10,209	7,709

Provision for Loan Losses	1,029	2,881	543

Noninterest Income	2,369	2,896	2,192

Noninterest Expense	8,352	9,846	7,145

Net Income	273	306	1,507

Balance Sheet Highlights
	9/30/2009 (Unaudited)	12/31/2008 (Audited)	9/30/2008 (Unaudited)
Cash and Cash Equivalents	$23,812	$15,926	$7,529

Net Loans	268,397	279,199	278,486

Total Securities	21,002	13,931	16,338

Total Assets	325,758	321,243	313,019

Total Deposits	295,423	287,233	278,653

Total Liabilities	300,612	296,324	285,384

Stockholders’ Equity	25,146	24,919	27,635

Asset Quality Highlights
	9/30/2009	6/30/2009	12/31/2008	9/30/2008
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Loans to Total Loans	0.76%	0.93%	0.81%	0.71%

Allowance for Loan Losses to Total Loans	1.39%	1.41%	1.40%	0.74%

Allowance for Loan Losses to Nonperforming Loans	182.18%	151.14%	173.17%	104.01%

Nonperforming Loans	$2,082	$2,583	$2,292	$1,995

Other Real Estate Owned (OREO)	125	990	300	0

Allowance For Loan Losses	3,793	3,904	3,969	2,075

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com